Exhibit 10.13

[LETTERHEAD OF ZOE’S KITCHEN]

July 19, 2011

Mr. Allyn F. Taylor
2434 Hearth Drive
Evergreen, CO 80439

Dear Allyn:

We would like to outline the terms under which Zoe’s Kitchen USA, LLC (“Zoes” or the “Company”) proposes to employ you as its Vice President of Development.  We are very excited about working with you at Zoes.  Contingent upon approval by the Board of Directors of Zoes (the “Board”), the terms of your arrangement with the Company will be as follows.

Summary of Employment Terms

Position	Vice President of Development

Base Salary	Annual base salary of $145,000. Annual salary reviews will be conducted by the Board.

Performance Bonus

You will be eligible to receive an annual performance bonus is an amount up to percent (20%) of your then-annual base salary (the “Maximum Bonus Amount”), based on the Company meeting certain growth and/or operating performance objectives (the “Performance Objectives”) for such annual period determined by the Board or Compensation Committee, each in its sole and absolute discretion after consultation with the President. Achievement above the Performance Objectives may result in a greater bonus, as determined by the Board in its sole and absolute discretion. Any and all bonuses are payable only if you are actively employed by the Company at such time as bonuses to senior executives of the Company are to be paid. In addition, any and all bonuses shall be payable upon the completion of (i) the Company’s fiscal year and (ii) the audit for Soho Franchising LLC, which is to be completed by the following March 31st at the latest. For fiscal 2011, you shall have the potential to earn a bonus prorated based on percentage of time with company.

Equity Capital Stricture

The equity capital structure of Zoe’s Investors, LLC (the “LLC”), the parent company of Zoe’s Kitchen, Inc. which is the sole member of the Company, consists of Class A Units at $10.00 per share with a yield accruing on such units on a quarterly basis at the rate of eight percent (8%) per annum, Class B Units, Class C Units at $8.2484 per share with a yield accruing on such units on a quarterly basis at a rate of ten percent (10%) per annum, and Class C-1 Units at $8.2484 per share with a yield accruing on such units on a quarterly basis at a rate often percent (10%) per annum.

Management Equity

Within ninety (90) days of signing this letter, the Board shall grant you 25,000 shares of Class B Unit (the “Granted Units”) of the LLC, the terms and conditions of which shall be set forth in a separate agreement (the “Grant Letter”). The Class B Units shall have a Threshold Amount of $2.00 per Class B Unit.

You hereby agree and acknowledge that the Granted Units shall have the rights and obligations set forth in the Limited Liability Company Agreement of the LLC (the “LLC Agreement”); provided, however, that the ownership percentage of the LLC that the Granted Units represent on a fully diluted basis, shall in no event exceed a to be determined percent (the “Maximum Permitted Ownership Percentage”). In furtherance of the foregoing, you agree and acknowledge that in the event that the Granted Units are at any time equal to an ownership percentage of the LLC, on a fully diluted basis, in excess of the Maximum Permitted Ownership Percentage, then the number of the Granted Units shall be reduced by an amount necessary to cause the Granted Units to be equal to the Maximum Permitted Ownership Percentage.

You hereby agree and acknowledge that the Granted Units are subject to the terms of the Grant Letter, the LLC Agreement, the documents referred to therein and the Registration Rights Agreement (the “Registration Rights Agreement”) of the LLC. By executing and delivering the Grant Letter, you hereby agree to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Member and as a holder of Registrable Securities in the same manner as if you were an original signatory to the Registration Rights Agreement, and your Granted Units shall be included as Registrable Securities under the Registration Rights Agreement.

You shall make a timely and effective election under Section 83(b) of the US Internal Revenue Code with respect to the Granted Units.

Management Vesting

The Granted Units shall be subject to vesting in accordance with the table below and shall vest only so long as you remain employed by the LLC or any of its direct or indirect Subsidiaries. No Granted Unit issued to you shall vest after the date you are no longer employed by the LLC or any of its direct or indirect Subsidiaries (such date, the “Termination Date”), and in no event shall the aggregate number of Granted Units held by you which are deemed to be vested at any time after the Termination Date exceed the aggregate number of Granted Units held by you which are vested on such Termination Date.

The Granted Units shall as of any date be deemed vested in accordance with the following schedule, if (but only if) as of such date you have been continuously employed and remain so employed by the LLC or any of its direct or indirect Subsidiaries from the issue date (the “Issue Date”) through such date:

Anniversary Date	Cumulative % of Class B Units Vested
18 Month Anniversary of the Issue Date	30%
Second Anniversary of the Issue Date	40%
Third Anniversary of the Issue Date	60%
Fourth Anniversary of the Issue Date	80%
Fifth Anniversary of the Issue Date	100%

If, prior to the eighteen month anniversary of the Issue Date, you cease to he employed by the LLC or any of its direct or indirect Subsidiaries, none of your Granted Units shall become vested.

Upon termination of your employment for any reason whatsoever (whether by registration, retirement, for Cause, without Cause, or otherwise), your Granted Units (whether vested or not) shall be automatically forfeited to the LLC for no consideration and cancelled.

“Cause” means one or more of the following: (i) substantial or repeated failure to perform the duties as reasonably directed by the Company, (ii) substantial or repeated failure to follow reasonable and lawful directives of the Company, after reasonable notice of such failure, (iii) conduct which the Company, in its good faith discretion determines would cause the LLC or any of its direct or indirect Subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iv) commission of an offense involving moral turpitude or a felony, (v) breach of any fiduciary duty, gross negligence or willful misconduct with respect to the LLC or any of its direct or indirect Subsidiaries, or (vi) material breach of any agreement with the LLC or any of its direct or indirect Subsidiaries.

Change of Control Acceleration

Upon the occurrence of a sale of the LLC, all Grunted Units which have not yet become vested shall no longer be subject to the vesting provisions and shall thereafter instead be subject to the following vesting provisions if (but only if) as of immediately prior to such Sale of the LLC, you have been continuously employed since receipt thereof and are then still employed by the LLC or any of its direct or Indirect Subsidiaries: (x) if your employment is terminated by the LLC or any of its direct or indirect Subsidiaries or the successor employer following the Sale of the LLC, without Cause, prior to the one-year anniversary of such Sale of the LLC, then such Granted Units shall become vested immediately as of such termination, (y) if your employment is terminated for Cause by the LLC or any of its direct or indirect Subsidiaries or the successor employer following the Sale of the LLC, prior so such one-year anniversary, then such Granted Units shall be automatically forfeited for no consideration and cancelled, and (z) if neither of the circumstances set forth in clauses (x) and (y) preceding shall have occurred, then such Granted Units shall become voted immediately as of such one-year anniversary.

Benefit Plan

During your employment period, you shall be entitled to participate in all of the Company’s employee benefit programs for which senior employee of the Company and its Subsidiaries are generally eligible.

Moving Expense Reimbursement	Upon the selection of a third party moving company, which the Company shall have the right to approve, the Company agrees to pay the moving company an amount not to exceed $12,000.

We are extremely excited about the prospect of working with you, and are confident that your contributions will lead to a successful outcome for you and Zoes.  We look forward to commencing an enjoyable and rewarding relationship.

Sincerely,

/s/ Kevin Miles
		Kevin Miles	Date
President & Chief Operating Officer

AGREED TO AND ACCEPTED BY:

/s/ Allyn Taylor
Allyn Taylor	Date 10/3/2011